As filed with the Securities and Exchange Commission on April 27, 2018

Registration No. 333-220806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-220806

STUDENT TRANSPORTATION INC.

(Exact name of registrant as specified in its charter)

Ontario

(State or other jurisdiction of

Incorporation or organization)

N/A

(I.R.S. Employer

Identification Number)

160 Saunders Road, Unit 6

Barrie, Ontario, Canada L4N 9A4

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Student Transportation Inc. Performance Share Grant Plan

(Full Title of the Plan)

Patrick J. Walker

Executive Vice President and Chief Financial Officer

Student Transportation Inc.

3349 Highway 138

Building A, Suite C

Wall, New Jersey 07719

(732) 280-4200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Barry L. Fischer, Esq.

Thompson Coburn LLP

55 East Monroe Street

37th Floor

Chicago, Illinois 60603

Telephone: (312) 580-2233

Facsimile: (312) 782-1998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), deregisters all Common Shares, no par value (the “Shares”) of Student Transportation Inc. (the “Registrant”), and any other securities remaining unissued under the Registration Statement on Form S-8 (No. 333-220806) filed by the Registrant with the U.S. Securities and Exchange Commission on October 4, 2017, pertaining to the registration of 3,000,000 Shares issuable under the Registrant’s Performance Share Grant Plan (the “Registration Statement”).

Pursuant to an Arrangement Agreement dated February 27, 2018 (the “Arrangement Agreement”), the Registrant became a wholly-owned subsidiary of Caisse de dépôt et placement du Québec. As a result of the completion of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on April 27, 2018.

STUDENT TRANSPORTATION INC.

By:	/s/ Denis J. Gallagher
Denis J. Gallagher
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Denis J. Gallagher	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2018
Denis J. Gallagher

/s/ Patrick J. Walker	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 27, 2018
Patrick J. Walker

*	Director	April 27, 2018
Irving Gerstein

*	Director	April 27, 2018
Barbara Basney

*	Director	April 27, 2018
Kenneth B. Needler

*	Director	April 27, 2018
George Rossi

*	Director	April 27, 2018
David Scopelliti

*	Director	April 27, 2018
Wendi Sturgis

*	Director	April 27, 2018
Victor Wells

*By:	/s/ Patrick J. Walker
Patrick J. Walker
Attorney-in-Fact